Exhibit 99.1

               ARIAD Reports First Quarter 2003 Results

     Latest Studies Supporting Use of Product Candidate, AP23464, to Treat Advanced and Drug-Resistant Cancers Announced


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 13, 2003--ARIAD
Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the first quarter ended March 31, 2003.

    Financial Highlights

    For the three months ended March 31, 2003, the Company reported a net loss of $5.3 million, or $0.15 per share (diluted), compared to a net loss of $6.2 million, or $0.19 per share (diluted), for the same period of 2002. This decrease in net loss is due primarily to lower R&D expenses as a result of the Company's decision to focus its efforts primarily on its lead anti-cancer small-molecule product candidates and reduce or defer its efforts in certain other programs. The Company expects that its net cash burn for the full year 2003 will be approximately $18 million (compared to $26.5 million for the year ended December 31, 2002), including funding for the ongoing clinical trials of AP23573.
    The Company ended the first quarter of 2003 with $21.4 million in cash and cash equivalents, which compares to cash and cash equivalents of $26.9 million at year-end 2002.

    Product Development Updates

    Because of the postponement of the American Association of Cancer Research (AACR) annual meeting in Toronto, Canada due to the SARS outbreak, scientists from ARIAD and their collaborators from the Beatson Institute of Cancer Research, University of Glasgow, were unable to present the results of on-going preclinical studies on AP23464, one of the Company's lead cancer product candidates. These studies, published in part in the annual meeting proceedings, support the potential use of AP23464 in two major oncology indications: the treatment and prevention of the spread of cancer (metastases) and the treatment of certain drug-resistant forms of leukemia.
    ARIAD's small-molecule drug was designed to have broad clinical applications in largely untreatable cancer patients by inhibiting two medically important and closely related proteins, known as Src and Abl, that play key roles in these malignancies.
    Metastatic spread, the migration of tumor cells from primary to distant sites, is critically dependent on the activity of the Src protein, which is over-activated in tumors prone to spread (such as colon cancer) and is potently inhibited by AP23464. Approximately 500,000 patients are expected to die from cancer this year in the United States; in over half of them, the cause of death is expected to be due to the consequences of metastases, rather than the primary tumor. There are no drugs which are currently available to specifically prevent or treat a broad spectrum of cancer metastases.
    AP23464 also blocks the activity of the abnormal proteins responsible for the malignant transformation in bone marrow cells that leads to certain forms of leukemia. Therefore, this product candidate may allow treatment of patients who no longer respond to currently available drugs, such as imatinib (known as Gleevec(R)) - the major challenge facing hematologists treating patients with this life-threatening bone marrow cancer. These leukemias appear to be dependent on both Abl and Src activity, both of which are potently inhibited by AP23464. This product candidate targets the market currently dominated by imatinib, which had over $700 million of sales in 2002.
    Additional results will be presented at the AACR meeting which has been rescheduled for July 2003 in Washington, D.C.
    The Company also recently began enrollment of cancer patients at major cancer centers in two phase 1 clinical studies of AP23573, its lead cancer product candidate. The AP23573 class of cancer drugs inhibits the protein mTOR and shrinks tumors by a novel mode of action
- cancer-cell starvation (metabolic arrest) through inhibition of nutrient uptake to tumor cells, as well as inhibition of growth factor stimulation.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



In thousands, except share and                   Three Months Ended
per share data                                        March 31,
                                                 2003         2002
                                                     (Unaudited)

Total research revenue                      $       126

Operating expenses:
          Research and development (a)      $     4,541   $     5,099
           General and administrative               885         1,184
                  Total operating expenses        5,426         6,283

Interest income (expense), net                      (12)          116

Net loss                                    $    (5,312)  $    (6,167)

Net loss per common share
   basic and diluted                        $      (.15)  $      (.19)

Weighted average number of
   shares of common stock
   outstanding basic and diluted             34,849,405    32,317,924

(a) Includes non-cash stock-based
compensation expense (income)               $        (3)  $        22


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION


                                              March 31,  December 31,
In thousands                                    2003        2002

Cash, cash equivalents and marketable
 securities                                $   21,414    $  26,850
Total assets                               $   29,439    $  35,104
Total liabilities                          $   12,850    $  13,252
Stockholders' equity                       $   16,589    $  21,852



    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             or
             Kathy Lawton, 617/621-2345